                                   EXHIBIT 99.6

                               BANKERS TRUST COMPANY

                                      RESTATED
                       BORROWER SECURITY AND PLEDGE AGREEMENT

In consideration of loans, advances, overdrafts, letters of credit, acceptances, swaps, securities transactions, forward contracts, foreign currency transactions and all other credit transactions and financial accommodations given or to be given or to be continued from time to time to the Estate of Betsy Ruth Magness ("Debtor") by BANKERS TRUST COMPANY or any of its Affiliates listed on SCHEDULE A hereto (Bankers Trust Company and all such Affiliates being referred to herein collectively as "Bank" including those due under that certain Restated Secured Promissory Note of even date herewith made by Debtor to Back evidencing the principal sum of up to $50,000,000 (as it may be amended, the "Note")), Debtor hereby agrees with Bank as follows:

1. As collateral security for the due and punctual payment and performance of all present and future liabilities and obligations, direct or indirect, liquidated or contingent, joint or several of Debtor to Bank, (including those due under the Note) whether now existing or hereafter incurred, whether now or hereafter due, whether for principal, interest, fees, costs, attorneys' fees, taxes, damages, expenses, indemnities, or otherwise, and howsoever evidenced (collectively, the "Obligations"), Debtor hereby assigns, pledges and grants to Bank a continuing security interest in and lien upon all right, title and interest of Debtor in and to (i) all cash, securities, shares, certificates, notes, instruments, rights, receivables and all other property of Debtor now or hereafter in the Possession, custody or control of Bank, including, without limitation, any of the foregoing from time to time deposited in, credited to or payable to that certain /_/ investment /X/ custody /_/ deposit or /_/ other account with the New York office of Bankers Trust Company, account no. 280683,
(ii) in addition to, and not in derogation of clause (i) above, those certain securities and other property, if any, listed on SCHEDULE B hereto, (iii) all cash, securities, shares, certificates, notes, instruments, rights, receivables and all other property now or hereafter received or receivable in connection with any sale, exchange, redemption or other disposition of any of the foregoing, (iv) all dividends, interest and other distributions, whether in cash, securities or other property on any of the foregoing (specifically excepting cash dividends), (v) all additions to and substitutions for any of the foregoing, (vi) all present and future rights, claims, remedies and privileges of Debtor pertaining to any of the foregoing, (vii) all general intangibles of Debtor and all contract rights of Debtor relating to any of the Obligations and
(viii) all proceeds of the foregoing, in each case whether now existing or hereafter arising or acquired (collectively, the "Collateral").

2    Debtor represents and warrants to Bank that: (a) Debtor is the legal and beneficial owner of the Collateral, free and clear of any mortgage, pledge, lien, charge, encumbrance, claim, adverse interest or security interest (collectively "Liens"), (b) Debtor has all necessary right, power and authority to grant to Bank a security interest in the Collateral, and has taken all necessary action to authorize Debtor's execution, delivery and performance of this Agreement, including all necessary actions by directors and shareholders and all filings and recordations, (c) there are no filings or recordations against the Collateral which grant or purport to grant a Lien in any Collateral to any other person, (d) Debtor, if a corporation, partnership or other legal entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of formation, and is duly qualified in all such foreign jurisdictions where its business or property so requires, (e) all Collateral which consists of equity interests will have been validly issued and are fully paid and non-assessable and are subject to no restrictions on transfer by Bank as pledgee or otherwise except, with respect to the Series B Common Stock identified on Schedule B hereto, as set forth in the Magness Call Agreement and the Stockholders' Agreement (as such terms are defined in the Note), (f) all Collateral identified on Schedule B hereto is freely saleable by Bank as pledgee under Rule 144(k) of the Securities Act of 1933, as amended so long as Bank is not an Affiliate of TCI (as such terms are defined in the Note), (g) the execution, delivery and performance by Debtor of this Agreement do not violate, breach or conflict with (i) Debtor's constituent documents, if Debtor is a corporation, partnership or other legal entity, (ii) any agreement, contract or instrument to which Debtor is a party or by which Debtor or its properties are bound (including the Magness Call Agreement and the Stockholders' Agreement), or
(iii) any applicable law, regulation, decree, order or the like, (h) after giving effect to the transactions contemplated by this Agreement, Debtor is not insolvent, and (i) this Agreement is the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms.

3. Debtor covenants and agrees with Bank that: (a) Bank's sole duty with respect to the Collateral is to use such care as it uses for similar property for its own account, and Bank shall not be obligated to preserve rights in the Collateral against prior parties, (b) Debtor will (i) be solely responsible for all matters relating to the Collateral, including ascertaining maturities, calls, conversions, exchanges and tenders, (ii) not, and will not purport to, grant or suffer Liens against, or sell, transfer or dispose of any Collateral,
(iii) from time to time take all actions, and make all filings and recordations requested by Bank in connection with Bank's security interest in the Collateral,
(iv) promptly notify Bank of the occurrence of an Event of Default (as defined in the Note), and (v) hold in trust for, and forthwith pay over to Bank in the form received (except for any necessary endorsements) all property, proceeds or distributions received by Debtor on account of any Collateral (specifically excepting ordinary course cash dividends), (c) Bank is authorized to file financing statements and give notice to third parties regarding the Collateral without Debtor's signature to the extent permitted by applicable law, at any time and from time to time after an Event of Default, transfer all or any part of the Collateral to Bank's name or that of its nominee, and exercise all rights as if the absolute owner thereof, and file a proof of claim for, receive payments or distributions on, and exchange or release Collateral in any bankruptcy, insolvency or similar proceeding, and (d) Debtor's true legal name and chief executive office (if a corporation, partnership or other legal entity), or principal residence (if an individual), are set forth on the signature page hereof, and Debtor will not change its name or such address without the prior written consent of Bank.

4. Debtor further covenants and agrees to comply with the Collateral Maintenance Requirements set forth in SCHEDULE C hereto. If Debtor fails to comply with the Collateral Maintenance Requirements for the period specified in SCHEDULE C, Bank shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code as then in effect (the "UCC"), and may, without notice to or consent by Debtor, sell, liquidate or redeem so much of the Collateral as is necessary to reduce the outstanding Obligations so as to comply with the Collateral Maintenance Requirements then in effect.

5. (a) Debtor hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable law, all defenses, counterclaims, rights of setoff, any requirement that Bank first proceed against any guarantor or any other security, all requirements for notice of any kind, demand, protest, presentment, notice of non-payment, default or dishonor of any Obligation, notice of acceptance hereof, marshalling of assets and the like, including without limitation, any right to notice or judicial hearing in connection with Bank's taking Possession of or disposition of any Collateral, any notice of any sale, transfer or other disposition by Bank of any Obligation, any requirement that Bank first proceed against Debtor, any other collateral or any other person liable for any of the Obligations, and all damages occasioned by any of the foregoing (except as finally determined by a competent court to have been the direct result of Bank's gross negligence or willful misconduct). No invalidity, irregularity or unenforceability of any Obligations shall affect, impair or be a defense to any of Debtor's obligations or agreements or any of Bank's rights or remedies hereunder. Bank may, upon the occurrence of an Event of Default, without notice to or consent by Debtor, and without affecting or impairing Debtor's obligations or agreements or Bank's rights and remedies hereunder, (i) sell, release, exchange, settle, compromise or otherwise dispose of any Collateral, or other security for any of the Obligations, and (ii) exercise (in such order as Bank may choose) or refrain from exercising any rights against Debtor or any other person liable for any Obligations.

     (b) Debtor hereby appoints Bank the attorney-in-fact of Debtor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which Bank may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest and any proxy or proxies heretofore given by Debtor to any other person are hereby revoked. Without limiting the generality of the foregoing, Bank shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in Bank's name or in the name of Debtor, to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any of the Collateral, to endorse checks, drafts, orders and other instruments for the payment of money payable to Debtor representing any dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating Bank to make any commitment or to make my inquiry as to the nature or sufficiency of any payment received by Bank, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by Bank or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of Debtor or to any claim or action against Bank in the absence of the gross negligence or willful misconduct of Bank as shall have been proven in a final, nonappealable judgment of a court of competent jurisdiction. This power of atorney is irrevocable and coupled with an interest.

6. (a) At any time, after Event of Default has occurred and is continuing, Bank shall have the right (in its sole and absolute discretion and without notice to Debtor) to transfer to or to register any securities (including the pledged securities) constituting Collateral in its own name or the name of its nominee.

     (b) As Bank, as of the date hereof, has not registered the pledged securities in its name or that of its nominee but without derogation of the right to do so in accordance herewith, Debtor agrees to cause the transfer agent and registrar of the pledged securities to identify on its books and records that the address of record for the holder of the pledged securities and the address for delivery of my dividends (other than ordinary course cash dividends) thereon or other distributions related thereto that are payable to Bank hereunder shall be the office of Bank at:

          Bankers Trust Company
          One Bankers Trust Plaza, 14th Floor
          Loan Center Mail Stop 2144
          New York, New York 10006
          Attn:  Errol Harris, Vice President

Failure to cause such change of address within sixty (60) days of the date hereof or if Debtor shall thereafter change such instructions shall be an Event of Default. Debtor acknowledges that by changing the address of the record holder of the pledged securities as contemplated in this clause (b), information as to the issuer thereof and the rights of, and payments to be received by, the holder of the pledged securities (including information as to performance of the issuer, votes to be taken and conversations, tenders and other offers and matters relating thereto) shall be delivered to Bank. Bank shall use reasonable efforts to forward such information to Debtor. However, in addition to and not in limitation of the release from liability of Bank otherwise set forth in this Agreement, Debtor releases Bank from any loss, damage or injury suffered by Debtor arising from the change of address of the record holder of the pledged securities.

     (c) Bank shall, during the continuance of any Event of Default, have the right to exchange the certificates representing any such securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

7. (a) Unless and until an Event of Default shall have occurred and be continuing, Debtor shall be entitled to (i) exercise any and all voting and/or consensual rights and powers accruing to an owner of the pledged securities or any part thereof for any purpose consistent with the terms of this Agreement and the Note, provided that such action would not impair the security for the Obligations or adversely affect the position of Bank under this Agreement or the Note, and (ii) receive all ordinary course cash dividends paid or payable on the pledged securities.

     (b)  Upon the occurrence and during the continuance of an Event of Default,
(i) all rights of Debtor to exercise the voting and consensual rights and powers which Debtor is entitled to exercise pursuant hereto shall, unless otherwise notified by Bank in writing at its option, cease, and all such rights shall thereupon become vested in Bank, which shall have the sole and exclusive right and authority to exercise such voting, and (ii) all ordinary course cash dividends, in addition to all stock and other noncash dividends, paid or payable in respect of the pledged securities shall be delivered to Bank.

8. For purposes of this Agreement, the term Event of Default shall have the meaning set forth in the Note. Upon the occurrence of any Event of Default; THEN and in any such event: (a) Bank may declare all of the Obligations to be immediately due and payable, whereupon same shall become immediately due and payable, without demand, PROVIDED, that if an event set forth in Section 10(viii) of the Note occurs, the Obligations shall automatically become due and payable without declaration by Bank; (b) Bank's obligation, if any, to give or continue credit facilities to Debtor shall automatically terminate, (c) Bank shall have the right from time to time to take possession of, and sell, redeem, assign, liquidate, transfer and deliver all or any part of the Collateral, at any brokers' board or exchange, or at public or private sale or otherwise, at the option of Bank, for cash or on credit for future delivery, in such parcel or parcels and at such times and places, and upon such terms and conditions as Bank may deem proper, and in connection therewith may grant options and impose reasonable conditions, all without (except as same am required by applicable law and cannot be waived) advertisement or demand upon or notice to Debtor or right of redemption of Debtor, all of which are hereby expressly waived to the fullest extent permitted by applicable law, (d) upon each such sale, Bank may purchase all or any of the Collateral, free and clear of all claims, rights of redemption and equities of Debtor; and (e) in addition, Bank shall have all of the rights and remedies of a secured party under the UCC.

9. To the extent required by applicable law, Bank will give Debtor notice of the time and place of any public sale or of the time after which any private sale or other disposition of Collateral is to be made, by sending notice at least 5 days before the time of sale or disposition, which Debtor agrees is reasonable. Bank need not give such notice if not required by the UCC. Debtor agrees that at any private sale Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Obligations; Bank may accept the first offer received and need not offer such Collateral to more than one offeree. Bank may convert any proceeds in foreign currency to U.S. dollars at the then prevailing rates of exchange. After deducting its costs and expenses from the proceeds of sale, apply any residue to pay the Obligations in such order as it elects and Debtor will remain liable for any deficiency with interest. All foreign exchanges losses incurred in connection with the conversion of any Collateral denominated in a foreign currency to U.S. dollars shall be borne by Debtor. Without Bank's prior written consent, in no event shall Debtor sell, or permit any other person whose sales of securities would be aggregated with those of Debtor under applicable securities laws to sell, any securities of the same type as the Collateral at any time that the sale by Bank of such Collateral is subject to any restriction under any securities Ian including those as to manner or volume of sale.

10. In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

11. The Agreement may not be modified, changed, waived or discharged orally, but only by a writing signed by the parties hereto. This Agreement shall inure to the benefit of and be enforceable by Bank and its successors, transferees and assigns, and shall be binding upon Debtor and its heirs, executors, successors and assigns, PROVIDED, that Debtor may not transfer, assign or delegate any of its rights or obligations hereunder, and any such purported transfer, assignment or delegation shall be void. This Agreement shall terminate upon final payment in full to Bank of all of the Obligations and termination of any obligation of the Bank to make advances, and shall continue to be effective or be reinstated, as the case may be, if at any time payment of or on account of any of the Obligations is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy or reorganization of Debtor or any other person or otherwise, all as though such payment had not been made.

12. No failure or delay by Bank in exercising any right or remedy and no course of dealing between Bank and Debtor shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof. All rights and remedies of Bank shall be cumulative and may be exercised singly or concurrently. No notice to or demand on Debtor shall entitle Debtor to any other or further notice or demand, or constitute a waiver of Bank's rights.

13. If for the purpose of obtaining a judgment in any court with respect to any of Debtor's obligations under this Agreement, it becomes necessary to convert into any other currency any amount in U.S. dollars due hereunder, then that conversion shall be made at the average of the buying spot rates of exchange in effect at Bank's lending office for freely transferable U.S. dollars at the close of business on the day before the day on which judgment is rendered. If there is a change in such rate of exchange prevailing between the day before the day on which judgment is rendered and the date of payment of the judgment, then Debtor shall pay such additional amount as may be necessary to ensure that the amount paid on the date of payment is the amount in such currency which, when converted at such rate of exchange in effect on the date of payment, is the amount in U.S. dollars then due under this Agreement. Any additional amount owing by Debtor hereunder shall be due as a separate debt, and shall not be affected by or merged into any judgment obtained for any other amounts due hereunder. This paragraph 13 shall survive repayment of the Obligations and termination of this Agreement.

14. Debtor will indemnify and hold Bank harmless for, and pay in U.S. dollars all losses, claims, taxes, costs, fees and expenses, including attorneys' fees, incurred by Bank in connection with the custody, care, preservation, sale or disposition of any Collateral, and the enforcement of Bank's rights hereunder. The provisions of this paragraph 14 shall survive repayment of the Obligations and termination of this Agreement.

15. Any notice to Bank or Debtor shall be effective 3 days after deposit in the mails, airmail postage prepaid, if sent by facsimile, when sent, if delivered by hand or courier, when delivered, or in the case of paragraph 4, when given by telephone, in each case to the address below. Each party may change its address for notices by written notice to the other.

16. DEBTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. In any action or proceeding arising out of or relating to this Agreement, Debtor hereby accepts, for itself and its property, the non-exclusive jurisdiction of the courts of the State of New York, and the federal courts in New York City, and agrees that effective service of process may be made on Debtor by mailing same to Debtor's address set forth below. Bank may proceed against Debtor in any other applicable jurisdiction, and may serve process in any other manner permitted by applicable law. Debtor hereby irrevocably waives any objection to the laying of venue in the aforesaid courts, and any claim of an inconvenient forum. To the extent that Debtor or its property may have or hereafter acquire immunity, on the grounds of sovereignty or otherwise, from any judicial process in connection with this Agreement, Debtor hereby irrevocably waives, to the fullest extent permitted by law, any such immunity and agrees not to claim same. Debtor agrees that a final judgment in any such action or proceeding shall be conclusive, and may be enforced in any other jurisdiction by suit on the judgment or in any other permitted manner.

17. If this Agreement is signed by two or more parties as Debtors, they shall be jointly and severally liable hereunder, and the term "Debtor" as used herein shall mean the debtor parties hereto, and each of them.

18. If the Obligations under this Agreement shall be owing to an Affiliate of Bankers Trust Company, Bankers Trust Company is hereby appointed to hold the Collateral as agent for the benefit of such Affiliate. Such Affiliate hereby irrevocably authorizes and directs Bankers Trust Company to act solely on the instructions of such Affiliate, unless such Affiliate otherwise consents in writing, and Debtor hereby irrevocably acknowledges and agrees that Bankers Trust Company shall take all such instructions solely from Affiliate, and neither Affiliate nor Bankers Trust Company shall be obligated to, or liable for any failure to, act in accordance with any instructions given by Debtor, so long as this Agreement shall remain in effect.

19. This Agreement shall be construed in accordance with and be governed by the law of the State of New York.

20. All notices required herein shall be by telefax, nationally-recognized overnight courier, or certified U. S. mail, and sent to the parties at the addresses below:

If to Bank:

Bankers Trust Company
280 Park Avenue - 6 Middle
New York, New York  10017

Telefax: (212) 454-4740

Attn:     The Private Bank
          Edward F. Kane, Principal

and if to Borrower.

Estate of Betsy Ruth Magness
c/o Hanegan & Pillow, L.L.P.
370 Seventeenth Street Suite 3650
Denver, CO 80202

Telefax: (303) 572-1603

cc: Kim Robert Magness
Telefax: (303) 220-5191

and shall be deemed effective upon receipt of confirmation of delivery, in the case of telefax transmission, one Business Day after sending, if sent by a nationally-recognized overnight courier, and three Business Days after sending, if sent by certified U.S. mail.

21. This Agreement amends, restates and replaces in its entirety the Borrower Security Pledge Agreement dated June 25, 1997 (the "Prior Pledge") but the lien granted on the "Collateral" securing the "Obligations" as defined and provided under the Prior Pledge shall be a continuing one on the Collateral securing the Obligations hereunder.

IN WITNESS WHEREOF, Debtor has executed and delivered this Agreement, in the case of a corporation, by its duly authorized officer(s) or representatives, as of the 9TH day of February, 1998.

                              Estate of Betsy Ruth Magness
                              Debtor (Full Legal Name)



                              By /s/ Kim Robert Magness
                                --------------------------------
                                Kim Robert Magness
                                Personal Representative




                                Bankers Trust Company
                                Secured Party



                             By /s/ Edward F. Kane
                                --------------------------------
                                Name:     Edward F. Kane
                                Title:    Principal

                                     Schedule A
                        AFFILIATES OF BANKERS TRUST COMPANY

                                       [NONE]

                                     Schedule B
                                 Listed Securities



     One or more certificates representing ownership of the following securities of the Borrower delivered to and held by Bank in the Custody Account specified in Section 1 of this Agreement, accompanied by a duly executed stock power for each such certificate:



  Issuer                                            Type of Security          Registered Owner
  ------                                            ----------------          ----------------
  Tele-Communications, Inc./                        Series A Common Stock     Estate of Betsy Ruth Magness
  Series A. Liberty Media Group

  Tele-Communications, Inc./                        Series B Common Stock     Estate of Betsy Ruth Magness
  Series B Liberty Media Group

  Tele-Communications, Inc./                        Series A Common Stock     Estate of Betsy Ruth Magness
  Series A TCI Group Common Stock

  Tele-Communications, Inc./                        Series B Common Stock     Estate of Betsy Ruth Magness
  Series B TCI Group Common Stock

  Tele-Communications, Inc./                        Series A Common Stock     Estate of Betsy Ruth Magness
  Series A TCI Ventures Group Common Stock

  Tele-Communications, Inc./                        Series B Common Stock     Estate of Betsy Ruth Magness
  Series B TCI Ventures Group Common Stock

  TCI Satellite Entertainment, Inc. Common Stock    Series A Common Stock     Estate of Betsy Ruth Magness

  TCI Satellite Entertainment, Inc. Common Stock    Series B Common Stock     Estate of Betsy Ruth Magness

                                     SCHEDULE C
                        COLLATERAL MAINTENANCE REQUIREMENTS

     1. On the date hereof and on the date of any advance under the Note the Obligations as a percentage of market value of the Collateral shall be no greater than 50%. If at any time after the date hereafter the Obligations as a percentage of market value of the Collateral are greater than 65%, or the Collateral otherwise fails to meet the Collateral Maintenance Requirements then in effect, Debtor will, within 5 business days after written notice from Bank, pledge to Bank such additional collateral as the Bank may require, to be satisfactory to Bank in its discretion both as to advance rate and otherwise, and/or repay such portion of the Loan, such that the Obligations as a Percentage of market value of the Collateral shall be no greater than 60%. All Collateral consisting of securities in a managed account shall be valued at fair market value, marked to market on a daily basis. Market value shall be calculated on the basis of the closing price per share or other unit of the Collateral being valued as reported in The Wall Street Journal or on the last sale price as reported on the securities exchange or other market where the unit of Collateral being valued is primarily traded. Each share of the Series B securities identified on Schedule B shall be valued at the per share market value of the corresponding Series A security issued by the same issuer. At such time as TCI (as defined in the Note) has exercised its call right, or is entitled to exercise its call right, under the Magness Call Agreement (as defined in the Note) with respect to any unit of Collateral, the market value for such unit of Collateral shall be determined at the lesser of (x) the market value thereof as determined above and (y) the price per unit of Collateral that TCI is obligated to pay under the Magness Call Agreement.

     2.   Notwithstanding any other provision of this Agreement so long as (i)
(x) no Event of Default has occurred and is continuing or (y) Debtor is not in default under the terms of any of its Obligations, and (ii) the Bank shall have received three (3) days written notice from Debtor, Bank shall deliver to Debtor at Debtor's address specified herein, free from the encumbrance created by this Agreement. such portions of the Collateral as may be requested by Debtor, PROVIDED THAT the remaining Collateral continues to satisfy the Collateral Maintenance Requirements described in paragraph 1 above and provided further that, such delivery by Bank shall be at the sole cost of Debtor.

     3. Section 11 of the Note modifies the collateral maintenance requirements set forth herein during the Demand Period and after any Downgrade Date (as such terms am defined therein).

* if the Collateral consists of securities issued by different companies and/or securities of more than one series issued by the same company, the proportion that the collateralized shares of each such security or series of securities bears to the value of all securities held by the Bank as Collateral under this Pledge Agreement shall be the same prior to and after the withdrawal of any such securities under this paragraph.

STATE OF COLORADO   )
                    )  ss.:
COUNTY OF DENVER    )


     On the 9TH day of February, 1998, before me personally came Kim Robert Magness, to me known to be the individual who executed the foregoing instrument and, who, being duly sworn by me did depose and say that he is the personal representative of the Estate of Betsy Ruth Magness and that he executed the foregoing instrument in the name of the Estate of Betsy Ruth Magness and that he had authority to sip the same, and acknowledged that he executed the same an the act and deed of said estate.


                                ----------------------------------------------
                                Notary Public
                                Name:


[Seal]